Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Avangrid, Inc. for the registration of common stock, debt securities, warrants, purchase contracts and units and to the incorporation by reference therein of our reports dated March 10, 2017, with respect to the consolidated financial statements and schedule of Avangrid, Inc., and the effectiveness of internal control over financial reporting of Avangrid, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 13, 2017